Investor Relations Contact: Stephen P. Golden Vice President, Investor Relations sgolden@ironmountain.com (617) 535-4766

FOR IMMEDIATE RELEASE

Iron Mountain Reports First Quarter 2009 Financial Results

•	Company delivers solid OIBDA gains ahead of expectations; results supported by core revenue internal growth of 7%, gross margin gains and overhead cost controls
•	Strong cash flows raise liquidity and lower consolidated leverage ratio to 3.6 times net debt to EBITDA
•
Earnings are $0.14 per diluted share for the quarter including $0.06 per share of charges to Other Expense and the related tax provision resulting from the strengthening of the U.S. dollar since December 31, 2008

•	Stronger U.S. dollar reduces reported results and drives higher effective tax rate
•	Company raises 2009 OIBDA guidance and projects lower capital expenditures for the year

BOSTON – April 30, 2009 – Iron Mountain Incorporated (NYSE: IRM), the global leader in information management services, today reported its financial results for the first quarter ended March 31, 2009, announcing strong operating income and operating income before depreciation and amortization (OIBDA) growth of 14% and 12%, respectively, on a reported basis. Excluding impacts from asset gains and losses, OIBDA and operating income grew 9% compared to the first quarter of 2008. These results were supported by solid core revenue internal growth of 7%, which more than offset forecasted weakness in complementary service internal revenue growth. As expected, significantly weakened foreign currencies led by the British pound and the Canadian dollar reduced the Company’s reported revenue and OIBDA by 7% and 9%, respectively, compared to the first quarter of 2008.  Driven by a significant increase in cash flows from operations and modest capital expenditures, the Company ended the quarter with excellent liquidity comprised of cash and availability under its revolving credit facility of more than $830 million.

“Iron Mountain’s business is healthy and performing as expected,” said Bob Brennan, President and CEO.  “Our disciplined management approach and focus on execution, particularly in our North American Physical segment, is driving solid core revenue and OIBDA growth.  Our complementary revenue streams, which represent less than 15% of total revenues, were pressured as expected by economic conditions. Despite these impacts, we delivered strong results in the first quarter supported by continued productivity gains and disciplined cost management.  We are raising our 2009 OIBDA guidance and lowering our capital spending outlook reflecting our continued progress on these fronts.”

Iron Mountain reported total internal revenue growth of 4% in the first quarter supported by core revenue internal growth of 7%.  Solid core revenue internal growth was reported across all business segments – the North American Physical, International Physical and Worldwide Digital business segments.  As expected, complementary service revenues decreased year-over-year, due primarily to the completion of a large special project in Europe, lower recycled paper prices and softness in the more discretionary revenues such as project revenues, fulfillment services and software license sales. OIBDA of $197 million for the quarter exceeded the Company’s forecasted range due to  higher gross profit margins and continued focus on overhead cost controls. Included in OIBDA for the first quarter of 2009 is a benefit of $5 million resulting from certain vehicle leases being classified as capital leases in 2009.  These leases previously met the requirements to be considered operating leases. This benefit was included in the guidance originally issued by the Company on February 26, 2009.  See the appendices at the end of this press release for Selected Financial Data, a discussion of non-GAAP measures and additional information regarding the Company’s results.

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Iron Mountain Reports First Quarter 2009 Financial Results / Page 2

Net income attributable to Iron Mountain Incorporated (see Appendix A below) for the quarter was $29 million, or $0.14 per diluted share, driven by higher operating income and reduced interest expense.  Earnings were again impacted by the continued weakening of the Euro, Canadian dollar and British pound versus the U.S. dollar during the quarter, which resulted in a net $7 million charge in other expense as the Company marked its foreign currency forward contracts and non-U.S. dollar denominated third party and intercompany debt to market.  This net expense includes both foreign currency gains and losses, which are incurred in different tax jurisdictions.  As a result, the Company recorded a $5 million tax provision.  For the quarter, these charges impacted earnings by $0.06 per diluted share.

Key Financial Highlights – Q1 2009

Iron Mountain reported total consolidated revenues of $723 million for the quarter compared to $749 million for the prior year period.  Internal revenue growth was 4% as expected.  Core revenue internal growth was 7% supported by solid storage revenue growth in the North American Physical business and higher core service internal growth in the international and digital businesses.  The overall internal growth rate was impacted by the continued softness in complementary service revenues as discussed above. Significantly weakened foreign currencies including the British pound, the Canadian dollar and the Euro reduced the revenue growth rate by 7% compared to the first quarter of 2008.

The Company reported gross profits of $406 million with its gross profit margin improving from 53.6% in the first quarter of 2008 to 56.2% in the first quarter of 2009.  Gross margins were supported by productivity gains and improved storage gross margins in North America. Gross margins also benefited from the sale of the low margin data product sales business in June 2008 and from the recharacterization of certain vehicle leases as described above.  These benefits more than offset the impact of expenses associated with the planned real estate moves in the United Kingdom.

OIBDA for the quarter was $197 million.  OIBDA (excluding asset gains and losses) grew 9% compared to the first quarter of 2008 including 3% growth from the recharacterization of certain vehicle leases.  Excluding the impacts of the foreign currency exchange rate changes and the lease recharacterization, OIBDA (excluding asset gains and losses) grew approximately 15%. Selling, general and administrative costs decreased 5% in the quarter.  Excluding the impacts of the foreign currency exchange rate changes, these overhead costs increased 1%, below the rate of internal revenue growth reflecting disciplined cost management.

Operating income for the first quarter of 2009 was $121 million, up 14% compared to the same period in 2008.  Excluding the impact of asset gains and losses, operating income increased 9% reflecting the flow through of OIBDA gains.  Net income attributable to Iron Mountain Incorporated for the quarter was $29 million, or $0.14 per diluted share, including other expense of $7 million, driven primarily by foreign currency rate fluctuations.

The Company’s effective tax rate before the impact of foreign currency rate changes and other discrete items for the quarter was approximately 39%. The net tax impact of the foreign currency rate fluctuations described above added 13% and other discrete items added another 2% to the effective tax rate in the quarter.

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Iron Mountain Reports First Quarter 2009 Financial Results / Page 3

Capital expenditures incurred in the first quarter of 2009 totaled $49 million, or 6.8% of revenues, excluding $2 million for the purchase of real estate.  This is consistent with the same measure for 2008 as the Company maintained tight control over capital spending to improve capital efficiency.  The Company has refined its 2009 capital spending plans and now expects total capital expenditures to be approximately $380 million for the year, $40 million below its prior full year outlook.

The Company’s Free Cash Flow before Acquisitions and Discretionary Investments (FCF) for the three months ended March 31, 2009 was $57 million.  Higher cash flows from operating activities compared to the comparable prior year period, including a $15 million cash gain on the settlement of a foreign currency forward contract, and controlled capital expenditures drove this improvement.  As a result of the increase in FCF and low level of acquisition spending in the quarter, the Company further improved its liquidity position.  As of March 31, 2009, the Company had more than $830 million of liquidity including cash of $272 million and availability under its revolving credit facility of $560 million.  Further, the Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) decreased from 3.8 times at December 31, 2008 to 3.6 times at March 31, 2009, well below the covenant limitation of 5.5 times included in its senior credit facility.  The decrease illustrates the Company’s ability to naturally reduce its consolidated leverage ratio in the absence of significant acquisition activity.

Acquisitions

The Company has not completed any acquisitions since the end of 2008.  Iron Mountain’s acquisition strategy focuses on acquiring attractive businesses that provide a strong platform for future growth by expanding the Company’s geographic footprint and service offerings while enhancing its existing operations.

Financial Performance Outlook

For 2009, the Company continues to target solid underlying operating performance supported by solid core revenue growth and sustained progress in the North American Physical business segment through an ongoing focus on execution.  The Company is reaffirming its full year outlook for 5%-7% internal revenue growth.  Based on strong first quarter 2009 operating performance, the Company is raising its 2009 OIBDA guidance range by $20MM and now expects 11%-16% OIBDA (excluding asset gains and losses) growth before the impact of foreign currency rate fluctuations.  The significant strengthening of the U.S. dollar against the major currencies is expected to lower results reported in U.S. dollars by approximately 7% in 2009. The Company’s guidance for the second quarter of 2009 set forth below includes a reduction of about 8% in both revenue growth and OIBDA (excluding asset gains and losses) growth driven by the strengthening U.S. dollar.  In 2008, primarily due to a softening vehicle resale market, certain vehicle leases that previously met the requirements to be considered operating leases are now classified as capital leases.  As a result, 2009 rent expense is expected to decrease by approximately $21 million with an offsetting increase to depreciation expense and interest expense.  We expect this change to provide a 3% benefit to the company’s full year OIBDA (excluding asset gains and losses) growth rate. This guidance is based on current expectations and does not include the potential impact of any future acquisitions (dollars in millions):

	Quarter Ending June 30, 2009		Full Year Ending December 31, 2009		% Growth vs. 2008
	Low	High	Low	High	FX Neutral	As Reported
Revenues	$730	$750	$2,975	$3,050	5% - 7%	(3)% - 0%
Operating Income	132	142	505	545
Depreciation & Amortization	~78		~315
OIBDA (excluding asset gains and losses)	210	220	820	860	11% - 16%	4% - 9%
Capital Expenditures			~380

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Iron Mountain Reports First Quarter 2009 Financial Results / Page 4

Iron Mountain’s conference call to discuss its first quarter 2009 financial results and second quarter and full year 2009 outlook will be held today at 8:30 a.m. Eastern Time.  In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release.  A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing.  The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE:IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 120,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company's Web site at www.ironmountain.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act.  Forward-looking statements include our 2009 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans and current expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future legislation, regulations and customer demands relating to privacy issues; (ii) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company’s customers’ information; (iii) changes in the price for the Company’s services relative to the cost of providing such services; (iv) changes in customer preferences and demand for the Company’s services; (v) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company’s services or competition for customers; (vi) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (vii) the cost or potential liabilities associated with real estate necessary for the Company’s business; (viii) the performance of business partners upon whom the Company depends for technical assistance or management and acquisition expertise outside the United States;  (ix) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (x) claims that the Company’s technology violates the intellectual property rights of a third party; (xi) other trends in competitive or economic conditions affecting Iron Mountain’s financial condition or results of operations not presently contemplated; and (xii) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors”. Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Iron Mountain Reports First Quarter 2009 Financial Results / Page 5

APPENDIX A

Selected Financial Data:

(dollars in millions, except per share data)	Q1/2008	Q1/2009	Inc (Dec)
Revenues	$749	$723	(3)%

Gross Profit (excluding D&A)	$402	$406	1%
Gross Margin %	53.6%	56.2%

OIBDA (excluding asset gains and losses)	$179	$196	9%
OIBDA	$176	$197	12%
OIBDA Margin %	23.5%	27.3%

Operating Income	$106	$121	14%
Interest Expense, net	$60	$56	(7)%

Provision for income taxes	$18	$32	73%
Effective tax rate	34.9%	54.0%

Net Income Attributable to Iron Mountain	$33	$29	(14)%
EPS – Diluted	$0.16	$0.14

Major Component of Other Income (Expense), net:

Foreign Currency Exchange Gains (Losses)	$6	$(7)

Q1/2009
Components of Revenue Growth:

Storage internal growth rate	7%
Core service internal growth rate	7%
Core revenue internal growth rate	7%
Complementary service internal growth rate	(15)%
Total internal growth rate	4%
Impact of acquisitions	—%
Impact of foreign currency fluctuations	(7)%
Total revenue growth	(3)%
NOTE:  Columns may not foot due to rounding.

The Company’s internal growth rates represent the weighted average, year-over-year growth rates of revenues excluding the effects of foreign currency rate fluctuations and acquisitions.

The Company’s core revenues are comprised of storage revenues plus core service revenues.  Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring project revenues and maintenance fees associated with software license sales.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes and software licenses.

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Iron Mountain Reports First Quarter 2009 Financial Results / Page 6

New Presentation of Net Income and Minority Interest (millions):
	Three Months Ended March 31,
	2008	2009
Income Before Provision for Income Taxes	$52	$59
Provision for Income Taxes	18	32
Net Income	34	27
Net Income (Loss) Attributable to Noncontrolling Interests	1	(2)
Net Income Attributable to Iron Mountain	$33	$29

Effective January 1, 2009, Iron Mountain adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB 51” (SFAS 160).  Among other things, SFAS 160 requires a change in the way minority interest and net income are presented on the face of the statement of operations.  The table above shows the required presentation for the three month periods ended March 31, 2008 and 2009.  Please refer to the Company’s Quarterly Report on Form 10-Q for additional information related to SFAS 160.

APPENDIX B

Operating Income Before Depreciation and Amortization

Iron Mountain uses Operating Income Before Depreciation and Amortization (“OIBDA”) as an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business.  The Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets.  The Company believes OIBDA and OIBDA Margin provide current and potential investors with relevant and useful information regarding its ability to generate cash flow to support business investment and its ability to grow revenues faster than operating expenses.  OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of OIBDA to operating income and net income attributable to Iron Mountain Incorporated (in millions):

	Three Months Ended March 31,
	2008	2009

OIBDA (excluding asset gains and losses)	$179	$196
Less: Asset (Gains) Losses, net	4	(2)
OIBDA	$176	$197
Less: Depreciation and Amortization	70	76
Operating Income	$106	$121
Less: Interest Expense, net	60	56
Other (Income) Expense, net	(6)	7
Provision for Income Taxes	18	32
Net Income	34	27
Less: Noncontrolling Interests	1	(2)
Net Income Attributable to Iron Mountain Incorporated	$33	$29

NOTE:  Columns may not foot due to rounding.

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Iron Mountain Reports First Quarter 2009 Financial Results / Page 7

Constant Currency Growth Rates

	Three Months Ended March 31, 2009
	As Reported	Constant Currency

Revenues	(3)%	4%
OIBDA (excluding asset gains and losses)	9%	18%
OIBDA	12%	21%
Depreciation and Amortization	10%	17%
Operating Income	14%	24%

Iron Mountain conducts business in 39 countries on five continents.  As such, a considerable amount of its revenues and expenses are denominated in foreign currencies.  In 2008, the U.S. dollar strengthened significantly against most major foreign currencies.  As such, the Company’s international results were reduced when translated into U.S. dollars.  The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis.  The constant currency growth rates are calculated by translating the 2008 results at the 2009 average exchange rates.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs.  Our management uses this measure when evaluating the operating performance and profitability of our consolidated business.  FCF is a useful measure in determining our ability to generate cash flows in excess of our capital expenditures (both growth and maintenance) and our customer acquisition costs.  As such, we believe this measure provides relevant and useful information to our current and potential investors.  FCF should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of Free Cash Flows before Acquisitions and Discretionary Investments to Cash Flows from Operating Activities (in millions):

	Three Months Ended March 31,
	2008	2009

Free Cash Flows Before Acquisitions and Discretionary Investments	$(20)	$57
Add: Capital Expenditures (excluding real estate), net	90	68
Additions to Customer Acquisition Costs	3	2
Cash Flows From Operating Activities	$73	$127

NOTE:  Columns may not foot due to rounding.
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Iron Mountain Reports First Quarter 2009 Financial Results / Page 8

Iron Mountain Incorporated
Condensed Consolidated Statements of Operations
(Amounts in Thousands except Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2008	2009
Revenues:
Storage	$404,317	$409,857
Service	345,067	313,489

Total Revenues	749,384	723,346

Operating Expenses:
Cost of Sales (Excluding Depreciation and Amortization)	347,751	316,980
Selling, General and Administrative	222,228	210,393
Depreciation and Amortization	69,530	76,280
Loss (Gain) on Disposal / Writedown of Property, Plant and Equipment, Net	3,545	(1,504)

Total Operating Expenses	643,054	602,149

Operating Income	106,330	121,197

Interest Expense, Net	60,019	55,521
Other (Income) Expense, Net	(6,035)	7,155

Income Before Provision for Income Taxes	52,346	58,521

Provision for Income Taxes	18,272	31,577
Net Income	34,074	26,944

Less: Net Income (Loss) Attributable to the Noncontrolling Interests	592	(1,855)

Net Income Attributable to Iron Mountain Incorporated	$33,482	$28,799

Earnings Per Share – Basic and Diluted:
Net Income Attributable to Iron Mountain Incorporated Per Share – Basic	$0.17	$0.14
Net Income Attributable to Iron Mountain Incorporated Per Share – Diluted	$0.16	$0.14

Weighted Average Common Shares Outstanding – Basic	200,871	202,066
Weighted Average Common Shares Outstanding – Diluted	203,421	203,312

Operating Income before Depreciation and Amortization	$175,860	$197,477

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 Iron Mountain Reports First Quarter 2009 Financial Results / Page 9

Iron Mountain Incorporated
Condensed Consolidated Balance Sheets
(Amounts in Thousands)
(Unaudited)

	December 31, 2008	March 31, 2009
ASSETS

Current Assets:
Cash and Cash Equivalents	$278,370	$271,831
Accounts Receivable (less allowances of $19,562 and $20,559, respectively)	552,830	562,656
Other Current Assets	145,192	139,451
Total Current Assets	976,392	973,938

Property, Plant and Equipment:
Property, Plant and Equipment at Cost	3,750,515	3,744,345
Less: Accumulated Depreciation	(1,363,761)	(1,407,992)
Property, Plant and Equipment, net	2,386,754	2,336,353

Other Assets:
Goodwill, net	2,452,304	2,412,524
Other Non-current Assets, net	541,404	521,749
Total Other Assets	2,993,708	2,934,273

Total Assets	$6,356,854	$6,244,564

LIABILITIES AND EQUITY

Current Liabilities:
Current Portion of Long-term Debt	$35,751	$30,032
Other Current Liabilities	693,846	633,681
Total Current Liabilities	729,597	663,713

Long-term Debt, Net of Current Portion	3,207,464	3,130,363
Other Long-term Liabilities	613,465	632,450

Total Iron Mountain Incorporated Stockholders’ equity	1,802,780	1,814,596

Noncontrolling interestsa	3,548	3,442

total Equity	1,806,328	1,818,038

Total Liabilities and Equity	$6,356,854	$6,244,564

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